Exhibit 10.1

Bio-logic Systems Corp.

(the “Company”)

Director Compensation Policy

This Director Compensation Policy is only intended to cover compensation for Directors who are not employees of the Company (collectively, “Eligible Directors”). All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and Committee meetings.

Each of the following paragraphs 1, 2 and 3 shall be payable as compensation to Eligible Directors:

1. Initial Grant of Restricted Shares to New Eligible Directors. New Eligible Directors shall receive, upon joining the Board, a one time grant of 3,333 shares (subject to adjustment for stock splits, stock dividends, stock combinations and similar transactions after the date hereof) of Company stock, which grant shall be vested in full on the date of grant. Such restricted shares shall be issued on terms consistent with the 2004 Stock Incentive Plan of the Company.

2. Compensation for Meetings of the Board of Directors. Eligible Directors serving on the Board of Directors will be compensated as follows:

A. Cash Compensation. Eligible Directors will receive an annual retainer of $12,000 per year, payable in four equal quarterly installments. In addition, Eligible Directors will receive $1,000 for each regularly scheduled Board meeting attended in person. For telephonic or special meetings of the Board, Eligible Directors will receive $700 per meeting.

B. Restricted Stock Grants. Eligible Directors will receive an annual grant of 1,250 restricted shares (subject to adjustment for stock splits, stock dividends, stock combinations and similar transactions after the date hereof) of Company stock, which grant shall vest in full on the first anniversary of the date of grant. Such restricted shares shall be issued to each Eligible Director on the date of the annual meeting of stockholders (subject to such Eligible Director’s re-election or continuation of service following such meeting) and on terms consistent with the 2004 Stock Incentive Plan of the Company.

3. Compensation for Meetings of Committees of the Board of Directors. Eligible Directors serving on Committees of the Board of Directors will be compensated as follows:

A. Cash Compensation. For Committee meetings requiring physical attendance, as determined by the Chairperson of such Committee, Eligible Directors will receive $700 per meeting attended in person; provided, however, that Eligible Directors shall not receive any additional compensation for attendance at a Committee meeting in the event such Committee meeting is held on the same day as a meeting of the Board of Directors. For telephonic meetings of any Committee, Eligible Directors will receive $500 per meeting. In addition, the Chairperson of the Audit Committee of the Board shall receive an additional $1,500 annual retainer, payable in four equal quarterly installments.

B. Restricted Stock Grants. Eligible Directors who serve on one or more Committees will receive an annual grant of 1,250 restricted shares (subject to adjustment for stock splits, stock dividends, stock combinations and similar transactions after the date hereof) of Company stock (regardless of the number of Committees on which such Eligible Director may serve), which grant shall vest in full on the first anniversary of the date of grant. Such restricted shares shall be issued on the date of the Company’s annual meeting of stockholders (subject to such Eligible Director’s re-election or continuation of service following such meeting) and on terms consistent with the 2004 Stock Incentive Plan of the Company.

Dated: July 21, 2005